Exhibit 99.1

       FEDERAL CIRCUIT COURT OF APPEALS REVERSES DISTRICT COURT AND FINDS
                SIX ALIGN TECHNOLOGY PATENT CLAIMS TO BE OBVIOUS

    SANTA CLARA, Calif., Aug. 31 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires or brackets, learned today that the U.S. Court of Appeals for the Federal Circuit (CAFC) has declared two out of a total of seventy-one claims in Align's US Patent No. 6,398,548 (the '548 patent) and four out of a total of ten claims in US Patent No. 6,544,611 (the '611 patent) to be invalid as "obvious." The CAFC's decision reverses an earlier California District Court decision that upheld the validity of these claims in a patent infringement suit between Ormco Corporation and Align. The claims in question address, in addition to other things, the marking of appliances to indicate order of use. The majority of the claims in the '548 patent, including claims that address methods of fabricating aligners, digital data sets or computer-generated models to fabricate appliances, are unaffected by the appeal and the CAFC's ruling. The '611 patent does not contain claims related to digital data, computer-generated models, or methods of fabrication.

    US Patent No. 6,398,548

    The '548 patent consists of seventy-one claims; only claims 10 and 17 were at issue in the appeal and CAFC ruling. These two claims are directed to a system of appliances and method of repositioning teeth from an initial to a final tooth arrangement where at least some of the appliances are marked to show order of use. These claims contain further limitations requiring instructions as to order in which the appliances are to be worn and use of the appliances in intervals of 2-20 days.

    US Patent No. 6,544,611

    The '611 patent consists of ten claims directed to a system for repositioning teeth that includes one or more intermediate appliances and a final appliance, provided in a single package, as well as instructions which set forth the order in which the appliances are to be worn. The CAFC's ruling pertains only to claims 1, 2, 3 and 7 in the patent.

    The six claims deemed obvious by the CAFC are not involved in the U.S. International Trade Commission's (ITC) ongoing investigation into OrthoClear Inc.'s alleged infringement of numerous Align patents. The '548 and '611 patents are two of seventy-three total U.S. patents in Align's portfolio. Align is currently considering whether to seek rehearing of the CAFC's decision or to pursue other options.

    About Align Technology, Inc.

    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

    To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

    Investor Relations Contact               Press Contact
    Barbara Domingo                          Shannon Mangum Henderson
    Align Technology, Inc.                   Ethos Communication, Inc.
    (408) 470-1000                           (678) 540-9222
    investorinfo@aligntech.com               align@ethoscommunication.com

SOURCE  Align Technology, Inc.
    -0-                             08/31/2006
    /CONTACT: investors, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or press, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-540-9222, or align@ethoscommunication.com, for Align Technology, Inc./
    /Web site:  http://www.invisalign.com /
    (ALGN)